Filed by Titan International, Inc.
pursuant to Rule 425 of the Securities Act of 1933
and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934
Subject Company:  Titan International, Inc.
Commission File No. 1-12936
Titan International, Inc.
Registration Statement on Form S-4
File No. 333-140121

Exhibit 99

TITAN COMMENCES CONVERSION OFFER FOR SENIOR CONVERTIBLE NOTES

QUINCY, Ill. - February 21, 2007 - Titan International, Inc. (NYSE: TWI) announced today that it has commenced an offer to the holders of its 5.25 percent senior convertible notes (the “Notes”) due 2009 to convert their notes into Titan’s common stock at an increased conversion rate (the “Offer”). The offer is scheduled to expire at 5 p.m. New York City time on March 20, 2007, unless extended or terminated. As of February 20, 2007, there were $81.2 million principal amount of convertible notes outstanding.

Per the Offer, each $1,000 principal amount of notes is convertible into 81.0000 shares of common stock, which is equivalent to a conversion price of approximately $12.35 per share. The offering price set forth will not include accrued interest; therefore, no accrued interest will be paid on the notes that accept this offering. Prior to the Offer, each $1,000 principal amount of notes was convertible into 74.0741 shares of common stock, which was equivalent to a conversion price of approximately $13.50 per share.

The registration statement relating to the shares of common stock to be offered by the Securities and Exchange Commission was declared effective on February 21, 2007. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The Offer is being made pursuant to a Conversion Offer Prospectus, dated February 21, 2007, and related documents. Titan has retained Merrill Lynch, Pierce, Fenner & Smith Incorporated to serve as the Dealer Manager for the Offer. Questions regarding the Offer may be directed to Merrill Lynch, Pierce, Fenner & Smith Incorporated at (888) 654-8637 attention: Liability Management Group.

Titan has selected Global Bondholder Services Corporation to serve as both the Information and Conversion Agent. If you are interested in participating in this Offer, you should review all of the terms and conditions of the offer in the Conversion Offer Prospectus and related documents. Requests for the Conversion Offer Prospectus relating to the Offer and other documents may be directed to Global Bondholder Services Corporation by telephone at (866) 470-3900.

Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles and trailers) applications.

Contact: Courtney Leeser
Communications Coordinator
(217) 221-4489